COMPANY CONTACT: Paul Vincent Director – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY ANNOUNCES:

122% INCREASE IN SECOND QUARTER 2013 EARNINGS TO $6.7 MILLION, OR $0.15 PER DILUTED SHARE;
PLANS TO ACCELERATE EAGLE FORD DEVELOPMENT AND DIVEST CENTRAL LOUISIANA ASSETS
HOUSTON, August 1, 2013 – Swift Energy Company (NYSE: SFY) announced today earnings of $6.7 million for the second quarter of 2013, or $0.15 per diluted share, an increase of 122% when compared to second quarter 2012 earnings of $3.0 million, or $0.07 per diluted share, and a decrease of 7% when compared to earnings of $7.2 million in the first quarter of 2013.
Adjusted cash flow (cash flow before working capital changes, a non-GAAP measure - see page 6 for reconciliation to the GAAP measure) for the second quarter of 2013 was $72.8 million, or $1.67 per diluted share, virtually unchanged when compared to $72.7 million, or $1.69 per diluted share, for the second quarter 2012, and $72.6 million, or $1.67 per diluted share, for the first quarter of 2013.
Swift Energy produced 2.78 million barrels of oil equivalent (“MMBoe”) during the second quarter of 2013, a 5% decrease from second quarter 2012 production of 2.92 MMBoe, and down 1% compared to first quarter 2013 production of 2.82 MMBoe.
Terry Swift, CEO of Swift Energy commented, “Our performance in the prolific Eagle Ford shale trend in South Texas continues to improve according to our plans. When compared to 2012, our 2013 South Texas well results have delivered higher initial production rates, larger estimated ultimate recoveries ("EURs") and lower costs. Additionally, during July our average daily production rate in our South Texas core area was approximately 10% higher than our second quarter 2013 average production rate. Based on this performance, and following an extensive asset review, we plan to sell our Central Louisiana assets to increase our focus and build upon the operational success of our more predictable assets in South Texas. We expect a disposition of these assets to occur within the next 6-12 months.
“In conjunction with these asset sales, we’ve also recently committed to accelerating our activity in South Texas during the second half of 2013 and now expect to keep two drilling rigs active and maintain the momentum we have established.

“This will increase our expected 2013 South Texas capital expenditures by approximately $50 million which will be funded initially through our credit facility. We expect this additional spending to afford more consistent levels of production and predictable production growth in 2014.”
Second Quarter Revenues and Expenses
Total revenues for the second quarter of 2013 increased 6% to $142.5 million from the $134.8 million generated in the second quarter of 2012. This increase is primarily attributable to significantly higher natural gas prices in the 2013 period, as well as higher oil and NGL production volumes.
Depreciation, depletion and amortization expense (“DD&A”) of $21.40 per barrel of oil equivalent (“Boe”) in the second quarter of 2013 increased 2% from $21.00 per Boe in the comparable period in 2012 due to a higher depletable base partially offset by the addition of reserves.
Lease operating expenses, excluding transportation and processing expense and before severance and ad valorem taxes, were $9.70 per Boe in the second quarter 2013, a 14% increase when compared to $8.48 per Boe in the same period of 2012, primarily related to higher costs in South Texas for chemical treating, compliance costs, and surface maintenance costs, partially offset by lower salt water disposal costs than in the 2012 period.
Severance and ad valorem taxes decreased to $3.78 per Boe in the second quarter 2013 from $4.18 per Boe in the second quarter of 2012 primarily due to the shift of our revenues to Texas, with lower relative severance tax rates and associated tax credits earned.
General and administrative expenses decreased to $4.03 per Boe during the second quarter of 2013, down from $4.18 per Boe in the same period in 2012 as a result of lower overall compensation costs. Interest expense increased to $6.12 per Boe in the second quarter of 2013 compared to $4.56 per Boe for the same period in 2012 due to the additional long term debt issued during the fourth quarter of 2012.
Second Quarter Pricing
The Company realized an aggregate average price of $50.71 per Boe during the quarter, an increase from the $45.22 per Boe average price received in the second quarter of 2012.
In the second quarter of 2013, Swift Energy’s average crude oil prices decreased 5% to $103.15 per barrel from $108.02 per barrel realized in the same period in 2012. For the same periods, average natural gas prices were $3.86 per thousand cubic feet (“Mcf”), up 93% from the $2.01 per Mcf average price realized a year earlier. Prices for NGLs averaged $29.74 per barrel in the 2013 second quarter, a 16% decrease from second quarter 2012 NGL prices of $35.25 per barrel.
Second Quarter Drilling Activity
In the second quarter of 2013, Swift Energy drilled fourteen operated development wells. In the Company’s South Texas core area, all horizontal wells were drilled to the Eagle Ford shale, which included six wells in LaSalle County, four wells in McMullen County and two well in Webb County.

In Swift Energy’s Southeast Louisiana core area, one well was drilled in the Lake Washington field. In the Company’s Central Louisiana/East Texas core area, one operated well targeting the Wilcox was drilled in the South Bearhead Creek.
There are currently three operated rigs drilling in the Company’s South Texas core area.
Operations Update:
South Texas Operations
In the Company’s South Texas core area, sixteen operated wells were completed during the second quarter. In McMullen County, two Eagle Ford wells and one Olmos well were completed. In LaSalle County, eleven Eagle Ford wells were completed. In Webb County, two Eagle Ford wells were completed.
Initial Production Test Rates of South Texas Horizontal Wells
Completed in Second Quarter 2013
(Operated unless otherwise noted)

Well Name	County/Formation Target	Oil (Bbls/d)	Natural Gas Liquids (Bbls/d)	Residual Natural Gas (MMcf/d)	Barrels of Oil Equivalent	Pressure (psi)	Choke Setting
Baetz B EF 1H	La Salle – Eagle Ford	452	325	2.6	1,215	2,732	21/64”
Baetz B EF 2H	La Salle – Eagle Ford	409	481	3.9	1,540	2,930	20/64”
Carden West EF 1H	La Salle – Eagle Ford	236	424	4.7	1,436	2,456	21/64”
Carden West EF 2H	La Salle – Eagle Ford	62	485	5.3	1,434	2,702	21/64”
Fasken A EF 6H	Webb – Eagle Ford	0	0	11.4	1,906	3,700	21/64”
Fasken A EF 7H	Webb – Eagle Ford	0	0	9.1	1,518	3,800	17/64”
Snowden EF 2H	La Salle – Eagle Ford	223	116	1.3	551	1,380	22/64”
Snowden-Otto EF 1H	La Salle – Eagle Ford	321	171	1.9	804	1,706	24/64”
Whitehurst OL 5H	McMullen – Olmos	119	241	3.6	962	2,966	18/64”
Y Bar EF 5H	McMullen – Eagle Ford	705	30	0.2	774	2,000	16/64”
Snowden-Otto EF 2H	La Salle – Eagle Ford	174	257	2.8	901	1,744	22/64”
Snowden EF 3H	La Salle – Eagle Ford	297	152	1.7	727	1,539	22/64”
Baetz B EF 5H	La Salle – Eagle Ford	242	379	3.1	1,132	3,144	20/64”
Baetz B EF 6H	La Salle – Eagle Ford	258	404	3.3	1,206	3,009	20/64”
ARN EF 8H	La Salle – Eagle Ford	251	334	2.8	1,055	3,200	19/64”
PCQ EF 9H	McMullen – Eagle Ford	1,143	104	0.9	1,391	3,062	16/64”

The Company had previously announced that it was contemplating joint ventures or strategic partnerships in South Texas. After a strategic review of all the Company's assets as well as evaluating potential partners interested in developing the Company's acreage while experiencing continual improvement of the performance of these assets, it has been determined that a joint venture is not the most attractive option for financing the development of the Company's South Texas operations. Instead, the Company believes that the disposition of its Central Louisiana assets is the preferable course of action in order to fund the acceleration of this development.

Southeast Louisiana
In the Lake Washington field in Plaquemines Parish, LA, the Company continued its ongoing recompletion and production optimization program, performing 2 recompletions and 24 production optimization projects during the quarter.
Also in Lake Washington, the LL&E #6 (Jelly Bowl prospect) well encountered more complex geologic conditions than expected during drilling operations. As a result, this well was temporarily abandoned and additional data will be collected to assess the potential to re-enter or re-drill the well at a later date. The expected 2013 production contribution of this well was approximately 110,000 barrels of oil equivalent.
Central Louisiana
In South Bearhead Creek, the Company drilled its first upper Wilcox test well during the second quarter. The James O Dolby H1 was drilled to a total depth of 15,147 feet with a horizontal length of 3,387 feet. This well has successfully proven that horizontal drilling in this field can be utilized to access the Wilcox formation. As a result of lower than expected production levels due to a mechanical failure experienced while running the completion assembly, this well is currently only capable of producing 100 – 200 barrels of oil per day. This result has reduced the Company’s expected production from this well by approximately 110,000 barrels of oil equivalent in 2013.
In the Burr Ferry field in Vernon Parish, Louisiana, the Indigo 17-1 was recently drilled by the Company’s partner. This well will be brought into production during the third quarter and will be the last well drilled in the Austin Chalk by the Company’s Joint Venture Partner this year.
Price Risk Management
In the third quarter to date, Swift Energy has entered into hedging transactions covering approximately 40% of expected third quarter natural gas production and approximately 20% of expected third quarter crude oil production. The company has also entered into hedging transactions for the fourth quarter of 2013 covering 1,190,000 MMBtu per month of natural gas production and 130,000 barrels per month of crude oil production. On an ongoing basis, details of Swift Energy’s complete price risk management activities can be found on the Company’s website (www.swiftenergy.com).
Earnings Conference Call
Swift Energy will conduct a live conference call today, August 1, at 10:00 a.m. EDT to discuss second quarter 2013 financial results. To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will be available later on August 1 until August 7, by dialing 855-859-2056 and using Conference ID # 99322755. Additionally, the conference call will be available over the Internet by accessing the Company’s website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company’s website.
About Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements contained herein, other than statements of historical fact, are forward-looking statements, including targets for 2013 production and reserves growth, estimates of 2013 capital expenditures And guidance estimates for the third quarter of 2013 and full-year 2013. These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty and costs of finding, replacing, developing and acquiring reserves, availability and cost of capital, labor, services, supplies and facility capacity, hurricanes or tropical storms disrupting operations, and, volatility in oil or gas prices, uncertainty and costs of finding, replacing, developing or acquiring reserves, and disruption of operations Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

SWIFT ENERGY COMPANY
SUMMARY FINANCIAL INFORMATION
(Unaudited)
(In Thousands Except Per Share and Price Amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Percent Change	2013	2012	Percent Change
Revenues:
Oil & Gas Sales	$140,892	$131,980	7%	$287,369	$268,122	7%
Other	1,574	2,777		1,334	2,513
Total Revenue	$142,466	$134,757	6%	$288,703	$270,635	7%
Net Income	$6,722	$3,028	122%	$13,931	$6,598	111%
Basic EPS	$0.15	$0.07	119%	$0.32	$0.15	113%
Diluted EPS	$0.15	$0.07	119%	$0.32	$0.15	113%
Net Cash Provided By Operating Activities	$87,308	$91,896	(5)%	$149,531	$155,679	(4)%
Net Cash Provided By Operating Activities, Per Diluted Share	$2.00	$2.13	(6)%	$3.43	$3.61	(5)%
Cash Flow Before Working Capital Changes(1) (non-GAAP measure)	$72,795	$72,729	0%	$145,427	$141,826	3%
Cash Flow Before Working Capital Changes, Per Diluted Share	$1.67	$1.69	(1)%	$3.34	$3.29	1%
Weighted Average Shares Outstanding (Basic)	43,369	42,862	(1)%	43,268	42,768	(1)%
Weighted Average Shares Outstanding (Diluted)	43,612	43,111	(1)%	43,599	43,133	(1)%
EBITDA (non-GAAP measure)	$88,952	$80,884	10%	$179,235	$162,706	10%
Production (MMBoe)	2.78	2.92	(5)%	5.60	5.72	(2)%
Realized Price ($/Boe)	$50.71	$45.22	12%	$51.34	$46.90	9%

(1)
See reconciliation on page 7. Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions.

SWIFT ENERGY COMPANY
RECONCILIATION OF GAAP(a) TO NON-GAAP MEASURES
(Unaudited)
(In Thousands)

	Three Months Ended
	June 30, 2013	June 30, 2012	Percent Change
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities	$87,308	$91,896	(5)%
Increases and Decreases In:
Accounts Receivable	(5,792)	(9,308)
Accounts Payable and Accrued Liabilities	(520)	(4,600)
Income Taxes Payable	178	198
Accrued Interest	(8,379)	(5,457)
Cash Flow Before Working Capital Changes	$72,795	$72,729	0%

INCOME TO EBITDA RECONCILIATIONS:
Net Income	$6,722	$3,028	122%
Provision for Income Taxes	4,293	2,087
Interest Expense, Net	17,000	13,319
Depreciation, Depletion & Amortization & ARO (b)	60,937	62,450
EBITDA	$88,952	$80,884	10%

	Six Months Ended
	June 30, 2013	June 30, 2012	Percent Change
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities	$149,531	$155,679	(4)%
Increases and Decreases In:
Accounts Receivable	(601)	(12,501)
Accounts Payable and Accrued Liabilities	(3,605)	3,313
Income Taxes Payable	178	198
Accrued Interest	(76)	(4,863)
Cash Flow Before Working Capital Changes	$145,427	$141,826	3%

INCOME TO EBITDA RECONCILIATIONS:
Net Income	$13,931	$6,598	111%
Provision for Income Taxes	8,670	4,399
Interest Expense, Net	33,802	26,784
Depreciation, Depletion & Amortization & ARO (b)	122,832	124,925
EBITDA	$179,235	$162,706	10%

(a)	GAAP—Generally Accepted Accounting Principles
(b)	Includes accretion of asset retirement obligation

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY BALANCE SHEET INFORMATION
(Unaudited)
(In Thousands)

	As of June 30, 2013	As of December 31, 2012
Assets:
Current Assets:
Cash and Cash Equivalents	$11,338	$170
Other Current Assets	77,501	80,367
Total Current Assets	88,839	80,537

Oil and Gas Properties	5,448,877	5,151,103
Other Fixed Assets	42,375	41,690
Less-Accumulated DD&A	(2,968,161)	(2,847,773)
Total Properties	2,523,091	2,345,020

Other Assets	17,988	18,504
	$2,629,918	$2,444,061
Liabilities:
Current Liabilities	$223,282	$177,480
Long-Term Debt	1,037,435	916,934
Deferred Income Taxes	230,617	223,243
Asset Retirement Obligation	68,832	79,643
Other Long-term Liabilities	10,162	9,901
Stockholders’ Equity	1,059,590	1,036,860
	$2,629,918	$2,444,061

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY INCOME STATEMENT INFORMATION
(Unaudited)
In Thousands Except Per Boe Amounts

	Three Months Ended		Six Months Ended
	June 30, 2013	Per Boe	June 30, 2013	Per Boe
Revenues:
Oil & Gas Sales	$140,892	$50.71	$287,369	$51.34
Other Revenue	1,574		1,334
	142,466	51.27	288,703	51.58
Costs and Expenses:
General and Administrative, net	11,191	4.03	23,916	4.27
Depreciation, Depletion & Amortization	59,458	21.40	119,578	21.36
Accretion of Asset Retirement Obligation (ARO)	1,479	0.53	3,254	0.58
Lease Operating Costs	26,957	9.70	54,381	9.72
Transportation and Processing Expense	4,865	1.75	10,895	1.95
Severance & Other Taxes	10,501	3.78	20,276	3.62
Interest Expense, Net	17,000	6.12	33,802	6.04
Total Costs & Expenses	131,451	47.31	266,102	47.54
Income Before Income Taxes	11,015	3,96	22,601	4.04
Provision for Income Taxes	4,293	1.55	8,670	1.55
Net Income	$6,722	$2.42	$13,931	$2.49

Additional Information:
Total Capital Expenditures	$153,980		$298,459
Capitalized General & Administrative	$7,494		$15,965
Capitalized Interest Expense	$1,890		$3,833
Deferred Income Tax	$4,293		$8,670

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)
(In Thousands)

	Six Months Ended
	June 30, 2013	June 30, 2012
Cash Flows From Operating Activities:
Net Income	$13,931	$6,598
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities -
Depreciation, Depletion, and Amortization	119,578	122,651
Accretion of Asset Retirement Obligation (ARO)	3,254	2,274
Deferred Income Taxes	8,670	4,399
Stock Based Compensation Expense	6,018	7,181
Other	(6,024)	(1,277)
Change in Assets and Liabilities -
Decrease in Accounts Receivable	601	12,501
Increase/(Decrease) in Accounts Payable and Accrued Liabilities	3,605	(3,313)
Decrease in Income Taxes Payable	(178)	(198)
Increase in Accrued Interest	76	4,863
Net Cash Provided by Operating Activities	149,531	155,679

Cash Flows From Investing Activities:
Additions to Property and Equipment	(265,317)	(374,753)
Proceeds from the Sale of Property and Equipment	6,841	284
Net Cash Used in Investing Activities	(258,476)	(374,469)

Cash Flows From Financing Activities:
Net Proceeds From Bank Borrowings	120,600	---
Net Proceeds From Issuance of Common Stock	946	1,451
Purchase of Treasury Shares	(1,433)	(2,686)
Net Cash Provided by (Used in) Financing Activities	120,113	(1,235)
Net Increase/(Decrease) in Cash and Cash Equivalents	11,168	(220,025)

Cash and Cash Equivalents at the Beginning of the Period	170	251,696
Cash and Cash Equivalents at the End of the Period	$11,338	$31,671

SWIFT ENERGY COMPANY
OPERATIONAL INFORMATION
QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
(Unaudited)

	Three Months Ended			Three Months Ended June 30, 2012
	June 30, 2013	March 31, 2013	Percent Change		Percent Change
Production :
Oil & Natural Gas Equivalent (MBoe)	2,778	2,819	(1)%	2,918	(5)%
Natural Gas (Bcf)	7.91	7.64	3%	9.50	(17)%
Crude Oil (MBbl)	911	988	(8)%	905	1%
NGL (MBbl)	549	557	(1)%	430	28%

Average Prices:
Combined Oil & Natural Gas ($/Boe)	$50.71	$51.97	(2)%	$45.22	12%
Natural Gas ($/Mcf)	$3.86	$2.96	30%	$2.01	93%
Crude Oil ($/Bbl)	$103.15	$108.45	(5)%	$108.02	(5)%
NGL ($/Bbl)	$29.74	$29.90	(1)%	$35.25	(16)%

SWIFT ENERGY COMPANY
THIRD QUARTER AND FULL YEAR 2013
GUIDANCE ESTIMATES

	Actual For Second Quarter 2013	Guidance For Third Quarter 2013			Guidance For Full Year 2013
Production Volumes (MMBoe)	2.78	3.02	-	3.15	11.7	-	11.9

Production Mix:
Natural Gas (Bcf)	7.91	8.83	-	9.20	32.6	-	33.2
Crude Oil (MMBbl)	0.91	0.99	-	1.03	4.02	-	4.08
Natural Gas Liquids (MMBbl)	0.55	0.56	-	0.59	2.25	-	2.29
Product Pricing (Note 1):
Natural Gas (per Mcf)
NYMEX Differential (Note 2)	($0.24)	($0.25)	-	($0.50)	($0.25)	-	($0.50)
Crude Oil (per Bbl)
NYMEX differential (Note 3)	$8.98	---	-	$5.00	$5.00	-	$8.00
NGL (per Bbl)
Percent of NYMEX Crude	32%	25%	-	30%	30%	-	35%
Oil & Gas Production Costs:
Lease Operating Costs (per Boe)	$9.70	$7.85	-	$8.15	$8.70	-	$8.85
Transportation and Processing (per Boe)	$1.75	$1.95		$2.05	$1.90		$2.00
Severance & Ad Valorem Taxes (as % of Revenue dollars)	7.5%	7.0%	-	8.0%	7.0%	-	8.0%
Other Costs:
G&A per Boe	$4.03	$4.05	-	$4.20	$4.15	-	$4.30
Interest Expense per Boe	$6.12	$5.50	-	$5.70	$5.75	-	$5.90
DD&A per Boe	$21.40	$20.70	-	$20.90	$21.00	-	$21.20
Supplemental Information:
Capital Expenditures (in Thousands)
Operations	$161,680	$105,500	-	$120,000	$480,000	-	$501,000
Acquisitions/(Dispositions), net	($5,821)	---	-	---	($6,800)	-	($6,800)
Acquisitions/Dispositions, Change in ARO	($11,263)	---	-	---	($11,300)	-	($11,300)
Capitalized G&A (Note 4)	$7,494	$8,000	-	$8,400	$30,000	-	$33,000
Capitalized Interest	$1,890	$2,000	-	$2,300	$8,000	-	$9,000
Total Capital Expenditures	$153,980	$115,500	-	$130,500	$500,000	-	$525,000

Basic Weighted Average Shares	43,369	43,300	-	43,500	43,300	-	43,500

Diluted Weighted Average Shares	43,612	43,700	-	43,900	43,600	-	43,800

Effective Tax Rate	39.0%	39.0%	-	43.0%	39.0%	-	42.0%
Deferred Tax Percentage	100%	100%			100%

Note 1:	Swift Energy maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 2:	Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for natural gas sales.
Note 3:	Average of daily WTI NYMEX futures price during the calendar period reflected, which best benchmarks the daily price received for the majority of crude oil sales.
Note 4:	Does not include capitalized acquisition costs, incorporated in acquisitions when occurred.